EXHIBIT 10.11
                      LICENSE AND SERVICES AGREEMENT

     This Agreement, entered into this 19th day of April 2002, is by and between eWorldMedia, Inc., a Nevada corporation ("EWorldMedia"), and CaptureQuest, Inc., a Utah corporation ("CaptureQuest").

                                 RECITALS:

A. CaptureQuest provides integrated Technology, Software and Services that utilize "rich media" television style content for email and on-line advertising.

B. EWorldMedia is a network marketing company desiring to offer various products, one of which would allow its customers to subscribe to a service to create their own rich media email campaigns of advertisements using a series of templates designed by Capture Quest or others and distribute the television style commercials to various email addresses furnished either by CaptureQuest or others.

C. EWorldMedia desires to use CaptureQuest's Services, Software and Technology to design a Customized System built to EWorldMedia's specifications and to create several templates for creating the television style commercials in various business markets.

D. CaptureQuest is willing to provide certain delivery services for the email campaigns of EWorldMedia's subscribers.

E. CaptureQuest is willing to design the Customized System and to create the Templates in the timeframe and at the prices set forth herein.

F. CaptureQuest is also willing to provide the ongoing delivery services set forth herein in return for an ongoing commitment of EWorldMedia to pay to CaptureQuest a percentage of the revenues generated from the sale of Subscriptions as set forth herein.

G. CaptureQuest and EWorldMedia previously entered into a letter of intent dated March 6, 2002, (the "Letter of Intent") which the parties intend to supersede with this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

1.   Definitions

     1.1 "Agreement" means this written agreement between CaptureQuest and EWorldMedia.

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     1.2  "Bug" means an error in the Customized System or the Templates which affect or impair the functionality of the Customized System or the Templates, and which causes repeated and repeatable malfunctions.

     1.3 "CGI" or "Common Gateway Interface" means the standard method of writing computer code to enable an interactive computer program on one Internet server to communicate with users located at remote Internet servers.

     1.4 "Customized System" means the collaboration of web pages, web site, images and graphics applied to and integrated with CaptureQuest's Technology and Software allowing EWorldMedia a private label email marketing product for their customers.

     1.5 "Derivative Work" means any modifications made to any computer source code, object code, CGI code, or HTML code.

     1.6 "Domain Name" or "Name" is the alpha-numeric name associates with EWorldMedia's Web site, Web pages, or electronic mail.

     1.7 "HTML Code" means hypertext mark-up language, which is the language commonly used for developing the appearance of Web sites.

     1.8 "Intellectual Property Rights" means all manifestations of rights relating to Intellectual Property, including any and all trademarks, service marks, certification marks, collective membership marks, logos, commercial symbols, product names, trade names and Internet domain names, and includes, with respect to any of the forgoing, any and all applications and registrations under the laws of the United States of America, of any of its States, under the laws of any and all other countries and jurisdictions, and under any applicable international laws, conventions and treaties.

     1.9 "Internet" means the global computer network comprising interconnected networks using standard Protocols.

     1.10 "Project Manager" means a person designated by EWorldMedia who shall be deemed as EWorldMedia liaison with CaptureQuest, and who shall have power to act as EWorldMedia project manager in order to make ongoing decisions under Section 2 of this Agreement, which are binding upon EWorldMedia. The initial Project Manager shall be Ed Jarrin.

     1.11 "Protocols" means a set of rules that regulate the way data is transmitted between computers and includes the TCP/IP protocols.

     1.12 "Services" means the services provided by CaptureQuest to eWorldMedia for the purpose of designing customized private label templates for advertisements using CaptureQuest's Technology and Software.

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     1.13 "Software" means the computer software programs owned or licensed by CaptureQuest that are designed to create customized email marketing campaigns, deliver such campaigns or track their success.

     1.14 "Subscription" means the initial or monthly renewable right sold by EWorldMedia to various customers to use the Customized System to create email campaigns as contemplated herein, which right would terminate when the Subscription period ends or when the Subscription is terminated.

     1.15 "Technology" means the Software and related Intellectual Property, including all proprietary documents and other materials containing proprietary Intellectual Property Rights of CaptureQuest or of licensors of CaptureQuest, including software code, software tools, hardware designs, algorithms, user interface designs architectures class libraries, objects and documentation (both printed and electronic), and network designs throughout the world (in each case whether owned by CaptureQuest or licensed to CaptureQuest from a third party), as well as continuations, derivative works, improvements, enhancements and extensions of any such items that are conceived, invented, made, reproduced to practice or developed during the term of this Agreement by CaptureQuest and eWorldMedia, excepting only items that are not uniquely applicable to eWorldMedia.

     1.16 "Web page" means each individual screen display contained in EWorldMedia Web site.

     1.17 "Web site" means all Web pages and domain names associated with EWorldMedia and the Subscriptions or its products or services.

     1.18 "World Wide Web" or "WWW" is a subset of the Internet, and is a common system for browsing Internet Web sites.

2.   Customized System Design and Template Creation

     2.1  License and Design

          2.1.1 Design of Customized System. With the cooperation and assistance of CaptureQuest, EWorldMedia shall or has provided a written specification sheet which graphically and textually illustrates all Web pages that EWorldMedia wishes to incorporate into its Web site for the Customized System, including images and graphics; the functionality EWorldMedia desires between multiple Web pages; and the functionality EWorldMedia desires between each Web page and users (the "Customized System"). The Customized System shall include use of CaptureQuest's Technology and Software.

          2.1.2 Grant of License. Subject to the terms of this Agreement, CaptureQuest hereby grants to EWorldMedia a perpetual non-exclusive license (the "License") to use CaptureQuest's Technology and Software solely for the purposes contemplated hereby.

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               a.   Restrictions.  EWorldMedia will not do, either directly
or indirectly, permit, or knowingly allow any of the following to occur:
(a) use the Technology or Software for any purpose other than the purposes contemplated hereby, (b) disclose, display, advertise or have it made known that the Technology and Software being utilized by the Customized System belongs to or is powered by CaptureQuest, unless required by law following notice to CaptureQuest.

               b. Remedy/Penalty. If EWorldMedia commits or knowingly permits or allows any infraction listed in subsection 2.1.2(a) above, CaptureQuest shall be entitled to terminate this License and EWorldMedia shall be responsible for any damage whatsoever to CaptureQuest resultant from violation of such restrictions, including but not limited to, loss of profits.

               c. Termination of License. Upon termination of this Agreement pursuant to subsection 9 below, the License to use CaptureQuest's Technology and Software will automatically terminate. Upon termination of this agreement by CaptureQuest, eWorldMedia will have option to purchase the right to use Capture Quest's proprietary tools necessary to host and manage their system.

          2.1.3 Customized System Functionality. The Customized System, utilizing CaptureQuest's Technology and Software, shall permit EWorldMedia's customers to create their own rich-media email campaigns from templates, which permit the agent to assign approximately eight variables to customize their campaigns. Such variables shall include, but not be limited to, (i) heading text; (ii) alternative text; (iii) special offer text; (iv) contact information; (v) logo upload; (vi) single image upload;
(vii) action buttons with names and URL links; and (viii) a replay button. The Customized System shall permit the agent to preview the campaign in real time. After a campaign is customized, the Customized System shall permit the agent to deliver the campaign by means of two options: (a) a simple delivery system in which the customers can enter their own email addresses and/or create their own groups; or (b) a third party email delivery which enables the customers to deliver their campaigns into demographic targeted opt-in mail lists. The Customized System shall also include a demographic section tool for customers to choose various demographic filters to deliver their campaigns, including, but not limited to, filters for (1) zip code targeting; (2) gender; (3) age; (4) interest categories or hobbies; and (5) two additional filters to be determined.
The Customized System shall also contain a tracking system to track, among other things, (A) button clicks; (B) replays; (C) views; and (D) send-to-a-friend. When the parties have completed the final specification sheet, each party shall evidence approval by executing the final specification sheet. CaptureQuest shall undertake to develop the desired Customized System according to the specifications contained therein.

          2.1.4 Creation of Templates. CaptureQuest and EWorldMedia have agreed in concept and shall jointly work to create a specification sheet for each template which graphically and textually illustrates a series of thirty (30) templates divided into fifteen (15) different business markets that EWorldMedia wishes to create for use with the Customized System, including images and graphics; the functionality EWorldMedia desires between the templates and the Customized System; and the functionality EWorldMedia desires between each template

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and users (the "Templates").  When the parties have completed the final specification sheet, each party shall evidence approval by executing the final specification sheet. CaptureQuest shall undertake to create each of the desired Templates according to the specifications contained therein.

     2.2  Coding

          2.2.1 Method. CaptureQuest shall be responsible for any additional code underlying the Customized System necessary for use with CaptureQuest's Technology and Software and the Templates in accordance with the final specification sheets, Protocols, and CGI.

          2.2.2 Project Management. The parties recognize that EWorldMedia's participation in all phases of the development of the Customized System and the creation of the Templates is essential. As such, Project Manager shall, in best faith, work with CaptureQuest to complete the project on schedule.

          2.2.3     Pre-Final Version Modifications.

               a. Modification Method. During the initial programming, structure layout, the interface and template development, and testing process, CaptureQuest or EWorldMedia may propose modifications in writing to either the Customized System or the Templates. Any proposed modification shall be signed by both parties prior to the performance of any work by CaptureQuest on such proposed modifications.

               b. Additional Development Time. Written modifications shall expressly include an additional amount of time for the development of EWorldMedia's Customized System and/or creation of EWorldMedia's Templates, and the delivery schedule shall be delayed by the same amount of time.
When such modifications are necessary for CaptureQuest to continue working on the project, and when no other coding can be done during the interim, the delivery schedule shall also be delayed by the amount of time between when such modifications are first proposed until the time when they are signed by both parties.

     2.3 Delivery Engine Services. CaptureQuest shall provide continuing services in connection with the delivery of the email campaigns for EWorldMedia and its subscribers as set forth in Exhibit 2.3, attached hereto and incorporated herein, and including, but not limited to, the following procedures:

          2.3.1 Deliver the Templates up to the amount allocated for each user per month;
          2.3.2     Bandwidth for the delivery of the Templates;
          2.3.3     Storage of Template files;
          2.3.4     Extensive tracking functionality; and
          2.3.5     Reporting pages.

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     2.4  Schedule

          2.4.1 Work Completed. Prior to execution of this Agreement, CaptureQuest has performed the following services in connection with the development of the Customized System and/or the Templates: 50% of creative requirements completed, 75% of the front end completed, and 25% of the back end completed.

          2.4.2     Final Version.  CaptureQuest shall deliver
EWorldMedia's completed Customized System on or before April 25, 2002, pursuant to the following schedule:

               a. On or before April 25, 2002, CaptureQuest shall start the initial programming, structure the database layout, and commence the development of the interface and template.

               b. On or before April 25, 2002, CaptureQuest shall complete the interface, develop the front, complete the structure, and start the front-end interface programming.

               c. On or before April 25, 2002, CaptureQuest shall program the front and backend.

               d. On or before April 25, 2002, CaptureQuest shall complete the front and backend programming, check the system for bugs or errors, finalize and rollout the final version.

          2.4.3 Final Acceptance. EWorldMedia shall indicate its acceptance or rejection of the final version of the Customized System or a Template in writing within five (5) business days following delivery of the completed Customized System or Template to EWorldMedia. Any rejection shall itemize each and every deficiency. In the case of a rejection, CaptureQuest shall have a reasonable time to correct any such deficiencies. EWorldMedia shall indicate its acceptance or rejection of the corrected work within five (5) business days following its delivery to EWorldMedia. The failure to timely accept or reject any portion of the work shall constitute an acceptance of that portion of the work.

          2.4.4 Templates. Creation of the Templates shall be completed on a schedule mutually agreed in writing by the parties and shall include a reasonable number of Template modifications.

     2.5 Deliverables. CaptureQuest's delivery of EWorldMedia's final version of the Customized System or a Template shall consist of CaptureQuest's posting of the Customized System or the template on EWorldMedia's Web site.

     2.6  Modifications Subsequent to Final Acceptance

          2.6.1 Method. After final acceptance pursuant to subsection 2.4.3, above, EWorldMedia may desire to modify the Customized System or a Template to enhance its appeal. EWorldMedia shall submit its desired modifications in writing to CaptureQuest, and the parties

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shall sign the written modification prior to performance of any modification work by CaptureQuest.

          2.6.2 Time. For a period of 12 months following final acceptance, and thereafter so long as fees are required to be paid pursuant to subsection 3.2, below, CaptureQuest shall make all necessary and reasonable modifications to the Customized System or a Template created by CaptureQuest.

          2.6.3     Fees.

               a. Maintenance. Where EWorldMedia's desired post-final acceptance modifications are to fix Bugs in the Customized System or the Templates, CaptureQuest shall provide the development services necessary to fix such Bugs at no additional charge.

               b. Conformance with Final Specification Sheets. Where EWorldMedia's desired post-final acceptance modifications are to cause the Customized System or the Templates to conform to the final specification sheets, Capture Quest shall provide development services necessary to conform to the respective final specification sheet at no additional charge so long as the necessary modifications are noted prior to final acceptance or are of a manner which notice prior to final acceptance would not be reasonable.

               c. Deviations from Final Specification Sheets. Where EWorldMedia's desired post-final acceptance modifications are to cause the Customized System or one or more Templates to deviate from the applicable final specification sheet ("Improvements"), CaptureQuest shall be paid by EWorldMedia at the rate of $125.00 per hour for development time. Notwithstanding the provisions of subsection 2.6.2, above, EWorldMedia is not obligated to engage the services of CaptureQuest for Improvements.

3.   Fees and Payment

     3.1 Customized System and Templates. EWorldMedia agrees to pay to CaptureQuest a flat nonrefundable fee of $39,000 for the Customized System and Templates, of which $27,100 has been paid, and the balance of $11,900 is payable upon execution of this Agreement by CaptureQuest.

     3.2  Delivery System

          3.2.1 Percentage of Sales. Commencing April 25, 2002, and during the term of this Agreement, EWorldMedia shall pay to CaptureQuest a fee based upon a percentage of the sales generated directly from the worldwide sale of all Subscriptions. For such Subscriptions sold by EWorldMedia for which CaptureQuest furnishes the email database, the fee to CaptureQuest shall be twenty percent (20%), and for all such Subscriptions sold by EWorldMedia for which CaptureQuest does not furnish the email database, the fee to CaptureQuest shall be ten percent (10%) of the base Subscription price. Nothing contained in this Agreement shall prevent EWorldMedia from marketing and/or selling subscription rights for

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other products which do not use the Customized System.  No fee would be due and payable to CaptureQuest for sales of subscription rights or products which do not include the Customized System as a part of the subscription right or product.

          3.2.2 Email Database Furnished by CaptureQuest. For the 20% fee to be paid to CaptureQuest as set forth in subsection 3.2.1 above, CaptureQuest shall furnish access to one or more databases with a minimum of one filter which shall permit the user to select email addresses based upon the postal zip code of the recipient of the email campaign. The database shall be sufficient to permit the user to select the maximum number of email addresses based upon the level of package purchased.

          3.2.3     Credits for Refunds.   Should E provide a refund on
Subscriptions in accordance with E's business policies, E shall be entitled to offset the commission actually paid to C on the refunded subscription on the next payment due to C. Any such credits shall be accompanied with documentation appropriate to establish the amount, timing and validity of the refund.

          3.2.4 Fee Statements. EWorldMedia shall deliver to CaptureQuest, at its offices in Provo, Utah, or to such other address as CaptureQuest may direct, on or before the two (2) weeks following the end of each week during the term of this Agreement and on the fifth (5th) business day following termination or expiration of this Agreement, a complete and accurate statement (the "Fee Statement") of gross revenues generated by CaptureQuest from sales of Subscriptions, for such week, or portion thereof, during the term of this Agreement (the "Weekly Period"). The Fee Statement shall be certified as accurate by an officer of EWorldMedia and shall include information as to the package description, quantity sold, and gross selling price of the Subscriptions sold by EWorldMedia during the Weekly Period, computation of gross sales, allocation of the Subscription fee based upon whether or not the email database is furnished by CaptureQuest for such Subscription, the amount of fee due, and any other information CaptureQuest may from time to time reasonably request. The Fee Statement shall be furnished to CaptureQuest whether or not revenues from any Subscriptions have been received, and whether or not royalties have been earned by CaptureQuest, during the Weekly Period. Fee Statements shall be in a form reasonably acceptable to CaptureQuest.

          3.2.5 Payment of Percentage Fees. The amount shown in each Fee Statement as being due CaptureQuest shall be paid simultaneously with the submission of the Fee Statement. EWorldMedia's Fee Statements and all amounts payable to CaptureQuest by EWorldMedia shall be submitted to:

          5255 North Edgewood Drive
          Suite 250
          Provo, UT  84604

or such other address as CaptureQuest may direct.

          3.2.6 Corrections to Fee Statements. The receipt and/or acceptance by CaptureQuest of any of the Fee Statements furnished or royalties paid hereunder to CaptureQuest

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shall not preclude CaptureQuest from questioning the correctness of the statement or the amounts paid; provided that EWorldMedia is notified in writing within ten (10) days following the giving of the Fee Statement by EWorldMedia or receipt of the percentage fee payment by EWorldMedia, whichever shall be later. In the event that any inconsistencies or mistakes are discovered in the Fee Statements or payments, and EWorldMedia is duly notified, they shall immediately be rectified by EWorldMedia and the appropriate payment shall be made by EWorldMedia. In the event EWorldMedia or CaptureQuest shall discover a mistake resulting in an overpayment in any Fee Statement, EWorldMedia shall be allowed to offset such amount in the next Fee Statement and payment made to CaptureQuest.

          3.2.7 Accurate Books and Records; Audit Rights. EWorldMedia agrees to keep accurate books of account and records at its principal place of business covering all transactions relating to sales of Subscriptions and pertaining to the items required to be shown in EWorldMedia's Fee Statements to be submitted pursuant hereto, including without limitation, invoices, correspondence, banking, financial, and other records. CaptureQuest and its duly authorized representatives shall have the right, upon five (5) days' written notice, during normal business hours, to audit EWorldMedia's books of account and records, and all other documents and material in the possession or under the control of EWorldMedia, with respect to sales of the Customized System and to make copies and extracts thereof. In the event that any such audit reveals an underpayment by EWorldMedia, EWorldMedia shall within thirty (30) days written notice remit payment to CaptureQuest in the amount of such underpayment, plus interest calculated at the rate of five percent (5%) per annum, from the date such payment(s) were actually due until the date such payment is actually made. In the event that any such underpayment is greater than Twenty-five Thousand Dollars ($25,000), EWorldMedia shall reimburse CaptureQuest for the costs and expenses of such audit. In the event such audit shall reveal a mistake resulting in an overpayment in any percentage fee payment, EWorldMedia shall be allowed to offset such amount in the next Fee Statement(s) and payment(s) made to CaptureQuest.

4.   Copyright and Intellectual Property

     4.1 CaptureQuest's Retained Rights. EWorldMedia expressly recognizes that it is not the author or owner of any of CaptureQuest's Technology or Software, including but not limited to CGI, HTML Code, graphics, or data provided to EWorldMedia by CaptureQuest, nor their attendant Intellectual Property Rights, where such Technology and Software, including but not limited to CGI, HTML Code, graphics, or data was created or acquired by CaptureQuest prior to the commencement of this project for EWorldMedia, or acquired after the commencement of but not in conjunction with this project for EWorldMedia ("CaptureQuest's Toolset"). The parties expressly recognize that CaptureQuest's work on the items designed for the Customized System and Templates, except for CaptureQuest's Toolset, have been specially ordered and commissioned by EWorldMedia as a contribution to a collective work, supplemental work, or such other category of work as may be eligible, to the greatest extent available under the law, for treatment as a "work made for hire." EWorldMedia shall be deemed the sole author of the items designed for the Customized System and the Templates, their contents, , and their attendant Intellectual Property Rights, except for CaptureQuest's Toolset. To the extent that either the Customized System or any Template is not properly characterized as a "work made for hire,"

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then CaptureQuest hereby irrevocably grants, assigns, and otherwise transfers exclusively and in perpetuity to EWorldMedia, its successors and its assigns, all rights of CaptureQuest in the items designed for the Customized System and the Templates whatsoever, except for CaptureQuest's Toolset now existing or hereafter discovered, in all media and forms of expression.

     4.2  EWorldMedia's Retained Rights

          4.2.1 Works Created by EWorldMedia. EWorldMedia shall be deemed the author and owner of: EWorldMedia's Domain Name and its attendant Intellectual Property Rights; EWorldMedia's uniform resource locator, if any, and its attendant Intellectual Property Rights; and any graphics or data provided by EWorldMedia that are incorporated into the Customized System or the Templates or any work embodying or derived from any portion of the items designed for the Customized System or the Templates.

          4.2.2 Reproduction, Derivation, Performance and Display Rights of CaptureQuest's Works. CaptureQuest expressly grants, assigns, and otherwise transfers non-exclusively and in perpetuity to EWorldMedia, its successors and its assigns, the right to reproduce, make derivative works, publicly perform or publicly display the portions of the Customized System or Templates deemed to be EWorldMedia's intellectual property as per subsection 4.1, above. CaptureQuest further grants to EWorldMedia the right to sublicense the portions of the Customized System or Templates deemed to be EWorldMedia's intellectual property.

5.   Corporate Representations and Warranties.

     5.1 CaptureQuest's Representations and Warranties. CaptureQuest represents and warrants to EWorldMedia as follows:

          5.1.1 The Agreement has been duly authorized, executed and delivered by CaptureQuest and constitutes a valid and binding obligation of CaptureQuest, enforceable in accordance with its terms.

          5.1.2 The execution, delivery and performance of this Agreement by CaptureQuest, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all requisite corporate action, and no further proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement.

          5.1.3 CaptureQuest has the right to license the Technology and Software as contemplated hereby and enter into this Agreement without the violation of the rights of others.

     5.2 EWorldMedia's Representations and Warranties. EWorldMedia represents and warrants to CaptureQuest as follows:

          5.2.1 This Agreement has been duly authorized, executed and delivered by EWorldMedia and constitutes a valid and binding obligation of EWorldMedia, enforceable in accordance with its terms;

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          5.2.2     The execution, delivery and performance of this
Agreement by EWorldMedia, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all requisite corporate action, and no further proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement; and

          5.2.3 EWorldMedia's execution and delivery of this Agreement and its performance hereunder will not violate or breach any agreement, obligation or covenant to which it is a party.

     5.3 Duration of Warranties. The representations and warranties of the parties as set forth in this section 5 shall be true and accurate as of the date of this Agreement and shall survive the execution of this Agreement for one year.

6. Confidential Information. The parties recognize that each shall come into possession of information that comprises valuable trade secrets and other confidential information protectable under applicable law ("Confidential Information"), which is exclusively owned by the conveying party. Both parties expressly recognize that Confidential Information is being conveyed to them under conditions of confidentiality, and agree that they shall not disclose Confidential Information to any third party during the term of this Agreement, and for a period of three years following the termination or expiration of this Agreement. The parties may, however, disclose Confidential Information to their employees who need to know Confidential Information in order to assure the parties' compliance with the other terms and conditions of this Agreement and as may be required by law.

7. Non-Competition. CaptureQuest agrees that during the term of this Agreement and for a period of six months following the termination or expiration of this Agreement, CaptureQuest shall not design any Web sites or computer software products for any third parties which are engaged in any business which is directly the same as EWorldMedia's business, including, but not limited to, network marketing and/or multi-level marketing. In the context of the Section, this type of network marketing/multi-level marketing would mean sales through independent representatives, distributors, or others who earn commissions and/or overrides on others, and would include sales organizations, people recruited into the business, sales teams, and other organizations which earn money on the efforts of others selling subscriptions to the Customized System in the network marketing/multi-level marketing industries.

8.   Product Warranties

     8.1  Express Warranties.

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          8.1.1     Limited Warranty.  CaptureQuest warrants that the
Customized System will perform substantially in accordance with the specification sheet set forth in subsection 2.1.1 above. This warranty shall not apply to the Customized System if it has been modified by EWorldMedia or any third party. This warranty is made only to EWorldMedia and EWorldMedia shall be solely responsible for any warranty to, or claims by, its subscribers concerning performance of the Customized System.

          8.1.2 Customized System and Templates shall Function with Many Browsers. The Customized System and the Templates shall be prepared in a workmanlike manner, and the Customized System and the Templates will function in conjunction with properly configured web browsers including, but not limited to, Netscape, and Internet Explorer.

     8.2 Warranty Disclaimers. EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE SERVICES, SOFTWARE AND TECHNOLOGY IS PROVIDED OR LICENSED ON AN "AS IS" BASIS, WITHOUT ANY EXPRESS OR IMPLIED WARRANTY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT, TITLE, OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE SPECIFICALLY DISCLAIMED. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, CAPTUREQUEST DOES NOT REPRESENT THAT THE SERVICES, SOFTWARE OR TECHNOLOGY WILL BE ERROR FREE.

          8.2.1 Limitation on Liability. TO THE EXTENT PREMITTED BY APPLICABLE LAW, IN NO EVENT SHALL CAPTUREQUEST HAVE ANY LIABILITY FOR ANY PUNITIVE, EXEMPLARY, MULTIPLE, SPECIAL, INDIRECT, INCENDENTAL, OR CONSEQUENTIAL DAMAGES WHATSOEVER, (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOST PROFITS, BUSINESS INTERRUPTION, OR LOSS OF BUSINESS INFORMATION) ARISING UNDER THIS AGREEMENT, WHETHER IN A CONTRACT, TORT OR OTHER ACTION FOR OR ARISING OUT OF BREACH OR WARRANTY, BREACH OF CONTRACT, DELAY, MALPRACTICE, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE. CAPTUREQUEST'S AGGREGATE LIABILITY UNDER THIS AGREEMENT SHALL NOT EXCEED AN AMOUNT EQUAL TO THE AGGREGATE FEES PAID BY EWORLDMEDIA TO CAPTUREQUEST HEREUNDER. THE LIMITATION OF LIABILITY SET FORTH IN THIS SECTION SHALL APPLY REGARDLESS OF THE CAUSE OF ACTION UNDER WHICH SUCH DAMAES ARE SOUGHT AND WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES MIGHT REASONABLY BE FORESEEABLE.

          8.2.2 Disclaimer of Certain Actions. CAPTUREQUEST DOES NOT AND CANNOT CONTROL THE FLOW OF DATA OR THE DELIVERY OF EMAILS TO OR FROM VARIOUS NETWORKS AND OTHER PORTIONS OF THE INTERNET. SUCH FLOW AND DELIVERY DEPENDS IN LARGE PART ON THE PERFORMANCE OF

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INTERNET SERVICE PROVIDED OR CONTROLLED BY THIRD PARTIES.  AT TIMES, ACTIONS
OR INACTIONS OF SUCH THIRD PARTIES CAN IMPAIR OR DISRUPT EWORLDMEDIA'S DATA OR DELIVERY OF EMAILS ON THE INTERNET (OR PORTIONS THEREOF). ALTHOUGH CAPTUREQUEST WILL USE COMMERCIALLY REASONABLE EFFORTS TO TAKE ACTIONS IT DEEMS APPROPRIATE TO REMEDY AND AVOID SUCH EVENTS, CAPTUREQUEST CANNOT GUARANTEE THAT SUCH EVENTS WILL NOT OCCUR. ACCORDINGLY, CAPTUREQUEST DISCLAIMS ANY AND ALL LIABILITY RESULTING FROM OR RELATED TO SUCH EVENTS.

9. Termination. This Agreement may be terminated upon the occurrence of one or more of the following events, and the terminating party shall not be liable to the other party solely for the rightful exercise of such right:

     9.1 By either party, if the other party seeks protection under the bankruptcy laws (other than as a creditor) or any assignment is made for the benefit of creditors or a trustee is appointed for all or any portion of such party's assets; or

     9.2 By either party, if the other party is in default of any material provision of this Agreement and such default is not cured within thirty
(30) days after the giving of notice thereof by such other party.

     9.3  By mutual written consent of the parties.

10.  Indemnification

     10.1 Action by NuWays. EWorldMedia covenants and agrees to defend, indemnify and hold harmless CaptureQuest, its officers and directors, from and against any damages (including reasonable attorneys' fees and other related costs and expenses) arising out of or resulting from any claim, action, suit, or proceeding either threatened or brought by NuWays Inc. against CaptureQuest, its officers or directors, that result from or pertain to dealings between NuWays and EWorldMedia.

     10.2 Notification and Procedure

          10.2.1    If any party entitled to be indemnified pursuant to
Section 10.1 (an "Indemnified Party") receives notice of the commencement by NuWays of any claim, action, suit, or proceeding (any such claim or action being referred to herein as an "Indemnifiable Claim") with respect to which EWorldMedia is or may be obligated to provide indemnification, the Indemnified Party shall promptly notify EWorldMedia in writing (the "Claim Notice ") of the Indemnifiable Claim; provided, that the failure to provide such notice shall not relieve or otherwise affect the obligation of EWorldMedia to provide indemnification hereunder, except to the extent that any damages directly resulted or were caused by such failure.

          10.2.2 EWorldMedia shall have thirty (30) days after receipt of the Claim Notice to undertake, conduct and control, through counsel of its own choosing, and at its expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with EWorldMedia in

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

connection therewith; provided, that (i) EWorldMedia shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party (subject to the consent of EWorldMedia, which consent shall not be unreasonably withheld), provided that the fees and expenses of such counsel shall not be unreasonable, and (ii) EWorldMedia shall not settle any Indemnifiable Claim without the Indemnified Party's consent, which consent shall not be unreasonably withheld. So long as EWorldMedia is defending or seeking to settle any such Indemnifiable Claim in good faith, the Indemnified Party shall not pay or settle such claim without EWorldMedia's consent, which consent shall not be unreasonably withheld.

          10.2.3 If EWorldMedia does not notify the Indemnified Party within thirty (30) days after receipt of the Claim Notice that it elects to undertake the defense of the Indemnifiable Claim described therein, the Indemnified Party shall have the right to contest, settle, or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; provided, that the Indemnified Party shall provide prior written notice to EWorldMedia of any compromise or settlement of any such Indemnifiable Claim.

     10.3 Certain Limitations. Notwithstanding anything to contrary in this Section 10 or elsewhere in this Agreement:

          10.3.1 No claims under this Section 10 shall be first made more than one year following the date of this Agreement.

          10.3.2 The indemnification provided in this Section 10 shall not apply unless (and then only to the extent that) the aggregate indemnification amounts payable by EWorldMedia exceed $5,000.

          10.3.3 The liability of EWorldMedia under this Section 10 shall not exceed in the aggregate $750,000.00

          10.3.4 The Indemnified Party's sole and exclusive remedy for breaches of this Section 10 and for indemnification hereunder or in connection herewith shall be his, her, or its right to make claims for indemnification under this Section 10.

11.  Miscellaneous

     11.1 Notices. All notices, requests, demands, and other communications required to or permitted to be given under this Agreement shall be in writing addressed to the other party at the address set forth below and shall be conclusively deemed to have been duly given when:

          (a)  Hand-delivered to the other party;

          (b) Received when sent by telex or facsimile at the address and number set forth below;

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

          (c) The next business day after same have been deposited with a national overnight delivery service, shipping prepaid, addressed to the parties as set forth below with next-business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider; or

          (d) Three business days after mailing if mailed from within the continental United States by registered or certified mail, return receipt requested, addressed to the parties as set forth below.

               EWorldMedia:   620 Newport Center Dr.
                              11th Floor
                              Newport Beach, CA  92660
                              Facsimile Number (949) 718-0944
                              Attention:  Ronald C. Touchard, President

               With Copy to   Ronald N. Vance
                              Attorney at Law
                              57 West 200 South
                              Suite 310
                              Salt Lake City, UT 84101
                              Facsimile Number (801) 359-9310

               CaptureQuest:  5255 North Edgewood Drive
                              Suite 250
                              Provo, UT  84604
                              Facsimile Number (801) 437-0691
                              Attention:  Andrew Smith, President

               With Copy to   Colby Clark
                              Attorney at Law
                              45 W. 10000 S., Suite #105
                              Sandy, UT 84070
                              Facsimile Number (801) 984-2050

     11.2 Attorneys' Fees. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

     11.3 Further Assurances. The parties shall each from time to time, at the request of the other, and without further consideration, execute and deliver such instruments, and take such actions, as may be reasonably necessary to effect the transactions contemplated by this Agreement.

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

     11.4 Assignment and Binding Effect

          11.4.1 The parties recognized that EWorldMedia has retained CaptureQuest for CaptureQuest's unique development capabilities. As such, CaptureQuest shall not delegate any of its duties under this Agreement to any other person, entity, or subcontractor.

          11.4.2 EWorldMedia may only assign this Agreement to a parent, or a subsidiary of which it owns not less than 80% and EWorldMedia may assign the Agreement to any third party in connection with any merger or sale or transfer of all or substantially all of its business assets.

          11.4.3 Subject to the foregoing, the provisions of the Agreement shall be binding upon and inure to the benefit of the parties, and their respective heirs, successors (by merger, transfer of assets or stock, dissolution or otherwise), permitted assigns, and legal and personal representatives.

     11.5 Independent Contractors. Except as otherwise expressly provided herein, the relationship between the parties to this Agreement is that of independent contractors, and neither party shall hold itself out or have the authority to act as the agent of the other party for any purpose. Nothing contained herein shall be deemed to create any joint venture or partnership relationship between the parties.

     11.6 Authority

          11.6.1 Each party warrants to the other that the warranting party is duly organized and in good standing under the laws of the jurisdiction of its incorporation or existence.

          11.6.2 Each party warrants to the other that it has full power and authority to enter into this Agreement and that the signatories executing this Agreement have actual authority to bind the warranting party to this Agreement.

     11.7 Survival of Representations and Warranties. The representations and the warranties made in this Agreement shall survive the execution and termination of this Agreement.

     11.8 Severability. The provisions of this Agreement shall be deemed to be severable, and if any provision of this Agreement is found to be invalid by any body of competent jurisdiction, such invalidity shall not effect the validity of the remaining provisions of this Agreement.

     11.9 Non-Waiver. The failure of either party to enforce at any time or for any period of time any provision of this Agreement shall in no way be considered to be a waiver of such provision or the party's right thereafter to enforce every provision of this Agreement. The failure of either party to enforce any provision shall not be

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

construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any other right under this Agreement.

     11.10 Governing Law and Venue. This Agreement and the rights and duties of the parties hereto shall be construed and determined in accordance with the laws of the State of Utah, and any and all actions to enforce the provisions of this Agreement shall be brought in a court of competent jurisdiction in the State of Utah and in no other place.

     11.11 Force Majeure. Neither party shall be liable hereunder by reason of any failure or delay in performance of its obligations hereunder on account of strikes, shortages, riots, insurrection, fires, flood, storm, explosions, acts of God, war, acts of terrorism, governmental action, labor conditions, earthquakes, or any other cause which is beyond the reasonable control of such party.

     11.12 Headings. The section and paragraph headings used in this Agreement are for the purpose of convenience only and shall not be construed to limit or extend any provision hereof.

     11.13 Entire Agreement. This document sets forth the entire agreement and understanding between the parties and supersedes the Letter of Intent, and all prior and contemporaneous agreements and understandings between them with respect to the subject matter of this Agreement. No amendments, modifications, waivers or supplements to this Agreement shall be enforceable or binding upon the parties unless executed by a written instrument expressly referring to this Agreement and executed by the duly authorized representatives of the parties. The acceptance of any order inconsistent with the terms of this Agreement shall not be deemed as acceptance or approval of any amendment, modification or supplement to this Agreement.

     11.14 Counterparts. This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one instrument. Delivery of an executed counterpart of this Agreement by facsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile also shall deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

     11.15 Drafting. This Agreement was drafted with the joint participation of the parties and/or their legal counsel. Any ambiguity contained in this Agreement shall not be construed against any party as the draftsman, but this Agreement shall be construed in accordance with its fair meaning.

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     IN WITNESS WHEREOF, the parties hereto have executed this
Agreement to be effective the day and year first written above.

                                        eWorldMedia, Inc.

                                        By /s/ Ronald C. Touchard
                                           Ronald C. Touchard, President

                                        CaptureQuest, Inc.

                                        By /s/ Andrew Smith
                                           Andrew Smith, President





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